Exhibit 99.1

	Contact:	Ashley Barrie
For Immediate Release		561-365-1260
Ashley.Barrie@Carrier.com

Carrier Announces the Sale of 9.25 Million B Shares of Beijer Ref

NOT FOR PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES OF AMERICA, CANADA, JAPAN, AUSTRALIA, SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE THE DISTRIBUTION OR RELEASE WOULD BE UNLAWFUL.

PALM BEACH GARDENS, Fla., Sept. 22, 2020 — Carrier Global Corporation successfully sold 9.25 million B shares of Beijer Ref AB (“Beijer Ref”), equal to approximately 7.9% of the outstanding B shares, through an accelerated equity offering (“AEO” or the “Transaction”). Carrier Global Corporation (NYSE: CARR) is a leading global provider of heating, ventilating and air conditioning (HVAC), refrigeration, fire, security and building automation technologies. Beijer Ref provides commercial and industrial refrigeration as well as heating and air conditioning products and is listed on the Nasdaq Stockholm.

The sales price of the Transaction, determined by way of bookbuild in the AEO, was set at SEK 290 per share. Beijer Ref will not receive any proceeds from the sale of Carrier’s shares.

Following the Transaction, Carrier continues to hold approximately 30% of the Beijer Ref B share capital, approximately 22% of the Beijer Ref A share capital and approximately 26% of the Beijer Ref total votes.

The Transaction is part of Carrier’s ongoing evaluation of its portfolio, as previously communicated. Carrier’s evaluation and decision has no bearing on its valued and longstanding distribution relationship with Beijer Ref.

Citigroup Global Markets Limited acted as sole global coordinator and bookrunner for the transaction. Carnegie Investment Bank AB (publ) acted as co-bookrunner.

Carrier has agreed to a 90-day lock up for its remaining shareholding in Beijer Ref, subject to certain exceptions, including M&A.

About Carrier
Carrier Global Corporation is a leading global provider of healthy, safe and sustainable building and cold chain solutions. Since our founding, we’ve led in creating solutions that matter for people and our planet. Today, our portfolio includes industry-leading brands such as Carrier, Kidde, Edwards, LenelS2 and Automated Logic that offer innovative HVAC, refrigeration, fire, security and building automation technologies to help make the world safer and more comfortable for generations to come. For more information, visit www.corporate.carrier.com or follow Carrier on social media at @Carrier.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements concerning the scope, nature, impact or timing of divestiture activity. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements, and those risks and uncertainties are detailed from time to time in Carrier’s filings with the Securities and Exchange Commission.

Disclaimers
The distribution of this announcement and the offer and sale of the shares in certain jurisdictions may be restricted by law. The shares may not be offered to the public in any jurisdiction in circumstances which would require the preparation or registration of any prospectus or offering document relating to the shares in such jurisdiction. No offer to sell or subscribe for shares, or announcement of a forthcoming offer to sell or subscribe for shares, or solicitation of any offer to buy or subscribe for shares, or announcement of a forthcoming solicitation of any offer to buy or subscribe for, shares will be made in the United States or in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration, exemption from registration or qualification under the securities laws of such jurisdiction, and the distribution of this communication in jurisdictions may be similarly restricted. Persons into whose possession this announcement comes are required to inform themselves about and to observe any such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of any such jurisdiction.

This press release is for informational purposes only and does not constitute or form a part of an offer to sell or a solicitation of an offer to purchase any security in the United States or in any other jurisdiction where such offer or solicitation is unlawful. The securities described in this press release have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or foreign securities laws and may not be offered or sold in the United States absent registration or an exemption from the registration requirements of the Securities Act. There will be no public offering of securities in the United States.

In the United Kingdom and Member States of the European Economic Area, this announcement and any offer if made subsequently is directed exclusively at persons who are “qualified investors” within the meaning of the Prospectus Regulation (“Qualified Investors”). For these purposes, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129. In the United Kingdom this announcement is directed exclusively at Qualified Investors (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order” ) or (ii) who fall within Article 49(2)(A) to (D) of the Order, and (iii) to whom it may otherwise lawfully be communicated.